UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): May 17, 2013

MIMEDX GROUP, INC.
(Exact name of registrant as specified in charter)

Florida	000-52491	26-2792552
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Chastain Center Blvd., Suite 60 Kennesaw, GA	30144
(Address of principal executive offices)	(Zip Code)

(678) 384-6720
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement

On May 17, 2013, MiMedx Group, Inc. (the “Company”) and Bank of America, N.A. (the “Lender”) entered into a Loan Agreement (the “Loan Agreement”).  The Loan Agreement provides the Company with a secured revolving line of credit (the “Revolving Line of Credit”) of up to $3,000,000, and includes a sub-limit of up to $1,000,000 for the issuance of letters of credit.  The Revolving Line of Credit is secured by the Company’s accounts receivable and inventory.  The Company intends to utilize the Revolving Line of Credit for general corporate purposes. As of the date of this filing, the Company has not made any drawings under the Revolving Line of Credit.

Accrued interest with respect to principal amounts outstanding under the Loan Agreement is payable in arrears on a monthly basis calculated at the rate of LIBOR plus two percent (2%). The principal amount outstanding under the Loan Agreement and any accrued and unpaid interest is due no later than May 1, 2014, and the Revolving Line of Credit is subject to certain prepayment penalties upon earlier termination of the Revolving Line of Credit.   The Loan Agreement is subject to renewal by the Lender at the end of the term.

The Loan Agreement contains covenants that limit under certain circumstances the ability of the Company to, among other things, merge with or acquire other entities, incur new liens, incur additional indebtedness, sell assets outside of the ordinary course of business, make loans, advances or other extensions of credit or engage in any business activities substantially different from the Company’s present business without the Lender’s consent. The Loan Agreement also requires the Company to maintain certain financial covenants, including a minimum funded debt to adjusted EBITDA ratio and a minimum fixed charge coverage ratio.

Events of default (subject to certain cure periods and other limitations) under the Loan Agreement include, but are not limited to, (i) non-payment of principal, interest, fees or other amounts due under the Loan Agreement, (ii) any default occurs under any other agreement the Company has with the Lender, (iii) certain defaults by the Company under other agreements for credit that would cause or permit the holder of such indebtedness to cause such indebtedness to become due prior to maturity, (iv) the Company has given the Lender materially false or misleading information or representations, (v)  certain events of bankruptcy, insolvency or liquidation involving the Company, (v) judgments or arbitration awards against the Company in excess of $250,000, subject to certain conditions, (vi) a material adverse change occurs or is reasonably likely to occur, (vii) any government authority takes action that the Lender believe materially adversely affects the Company and (viii) certain events occur with respect to any Plan (as defined in the Loan Agreement) subject to Title IV of ERISA.

The description set forth above is qualified in its entirety by the Loan Agreement, a copy of which is filed as an exhibit to this report and is incorporated by reference herein.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is hereby incorporated into this Item 2.03 by reference.

Item 8.01   Other Events.

 On May 20, 2013, the Company issued a press release announcing the entry into the Loan Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01   Financial Statement and Exhibits.

Exhibits

Exhibit No.	Description

10.1	Loan Agreement between MiMedx Group, Inc., and Bank of America
99.1	Line of Credit Press Release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIMEDX GROUP, INC.

Dated: May 23, 2013	By:	/s/: Michael J. Senken
Michael J. Senken, Chief Financial Officer

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